Mike:
Thank you __________. I would like to welcome all participants to National Research Corporation’s first quarter conference call. My name is Mike Hays, CEO of National Research, and joining me today is Patrick Beans, the company’s CFO. Before we commence our call, I would ask Pat to review with us conditions related to any forward-looking statements that may be part of today’s call. Pat.

Pat:
Thank you, Mike. This conference call includes “forward-looking” statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:
Thank you, Pat. During today’s call, I will first highlight our performance this past quarter and then have Pat provide the financial details related to quarter 1, 2004. I will then review progress on several initiatives underway at the company before opening the call for questions.

Revenues for the first quarter of 2004 increased 25% resulting in net earnings growth of 28%, both of which were in line with our goals. I’m also pleased with our ability to maintain operating margins in the 25% range, given our sizeable investment in expanding our sales infrastructure which in quarter one, added $175,000 to our expense structure. As a quick update, our expanded sales activity contributed slightly to first quarter revenue, which was clearly ahead of plan. I will return to the topic of our expanded sales force later in the call. The vast majority of quarter one revenue resulted from an almost perfect renewal rate in 2003, providing a strong foundation of recurring revenue coming into 2004. We built upon this base by cross-selling new products to current clients and with new client contracts sold in the fourth quarter 2003 that are now folded into our revenue stream. Regarding the National Quality Initiative, the number of hospitals enrolled has increased to 3,429, an increase of 26% from 2,711 hospitals we reported back in February and up 100% from the 1,700 reported during our November call.

I will now have Pat provide the details related to our first quarter performance. Pat

Pat:
During the 1st quarter of 2004, NRC achieved revenues of $7.6 million, exceeding $6.1 million in the 1st quarter 2003. This represents a 24.8% increase over the same period in 2003. This revenue growth is, as Mike stated, primarily the outcome of excellent renewals in 2003, the cross-selling and increases in scope of current clients, and additional new clients of whom many were contracts sold in 2003.

The net income for the 1st quarter of 2004 increased 27.6% to $1.2 million or $0.16 per basic and diluted share, compared to $921,000 or $0.13 per basic and diluted share in the 1st quarter 2003. As we stated in the past, starting in the 4th quarter of 2003, we stepped-up our focus on business development resulting in $175,000 of increased business development expenses in 2004, compared to same period in 2003. I will discuss the expenses later. Our belief is that these development efforts will position National Research Corporation to capitalize on revenue opportunities in 2004.

Our direct expenses as a percentage of revenue were 43.6% for the quarter which was slightly below our expectations for the first quarter 2004. We expect direct expenses to increase slightly during the 2nd and 3rd quarters compared to the 1st quarter. Direct expenses annualized for 2004 are expected to be in the margin range goal of 42 to 45% of revenue.

Selling, General and Administrative expenses in total dollars increased to $1.9 million during the 1st quarter 2004, compared to $1.3 million during the 1st quarter 2003. This increased SG&A to 25.2% of revenue for the quarter, which was outside the high end of our model of 23-25%. Some of the growth from quarter one 2003 is related to sales expansion and accelerated business development. Another component of the increase year over year is driven by mid-management positions added during the last 12 months. The combination of these planned activities have put the company outside our model during the first quarter, however, we expect as revenue increase, SG&A will be within our expected range of 23 to 25% of revenue for year-end 2004.

Depreciation and amortization was 6.1% of revenue during the 1st quarter 2004, or $464,000. The depreciation and amortization goal for 2004 should be in the range of 5.5% to 6.5% of revenue.

Cash flow from operations for the 1st quarter of 2004 was $3.7 million. The company continues to improve its strong financial position. The company continues to buy shares to maintain the share count as stock options are exercised. The balance sheet has improved again this quarter and should continue to improve even more during the 2nd quarter of 2004. Cash and short-term investments as of March 31, 2004, were approximately $17.7 million, or $2.41 per share.

The momentum of growth that started a couple of years ago continues. The high renewal rates of our current clients continue and the growth in new clients continue. This contributes to our improving financial position, but also our revenue and earnings growth. As stated yesterday in the press release, we anticipate that with our current visibility, our net income for the second quarter should increase in the range of 27% over the net income for the same period in 2003. This would result in earnings per share in the 2nd quarter of 2004 of $0.16.

I will now turn it back over to Mike for additional discussion.

Mike:
Thank you, Pat. As Pat announced, our EPS guidance for second quarter 2004 represents a 27% growth which will continue our growth trend and contribute to our goal of exceeding our minimum growth objective of 20% this year.

Let me turn now to an update on several topics.

Much of the conversation during our past several conference calls has centered around H-CAHPS, the new national standard, and rightfully so. The national standard represents a major expansion of our category and that expansion is now showing increased traction. Revenue related to the national standard is now being realized and, we believe, will continue throughout the year. The government has opened the door for hospitals to gain experience with the new survey, creating an early market demand ahead of what the national rollout will generate. Our belief has always been that the size of the market related to just fielding the HCAHPS survey is of lesser magnitude than the opportunity created by getting ready for national roll out and more importantly, greater resources spent on measurement and improvement services that will be needed to perfect hospital performance.

Many have asked what factors, in addition to H-CAHPS, are in play that will also contribute to NRC’s growth today as well as going forward. Let me address that question if I may.

From a top down perspective, the space in which we compete is changing and in line with what we anticipated several years back. From a macro perspective, the key driver is transparency. The H-CAHPS survey is one example of gaining healthcare transparency. If you happened to see two articles in the Wall Street Journal recently, you’re familiar with a few other aspects of this trend. One article discussed an effort led by employers, to create publicly available report cards on individual physicians. The other article related to publicly reporting the patient safety levels for each hospital. These examples help round out where healthcare transparency is headed, that being, public reporting of a increased number of performance measures for more and more healthcare providers, including among others, nursing homes, home health agencies, hospitals and physicians, all with the intent to drive quality improvement and informed consumer choice.

Another dramatic event related to healthcare transparency is unfolding in the United Kingdom. Starting in 2005, a physician license to practice medicine will be tied to providing patient-centered care, the exact construct we measure and help clients improve upon. Physician licensure in the UK follows on the heels of public reporting hospital patient satisfaction in the UK which was rolled out a few years back, all that to show what can happen when transparency gains traction. Closer to home, the contribution transparency has to the Company can be found in Canada. In the Canadian province of Ontario, our revenue is clearly being driven by hospital public reporting. Similar programs are now being rolled out in other provinces creating even more opportunity.

It is impossible to forecast where all this accountability will lead. Higher healthcare costs being pushed by employers onto the backs of employees has created entirely new uses for the information we collect. Blue Shield in California, for example, is using our patient experience survey results to tier hospitals into a form of good, better, best with deferential incentives for consumers via co-pays intended to drive market share to the best hospitals. The increased focus by the U.S. federal government to enroll Medicare beneficiaries in prescription drug card programs with assurance of public information from which to make informed choice is creating a new market for our Healthcare Market Guide product. All the above suggests we have not begun to experience the extent to which accountability will change the healthcare system focus on improving the delivery of patient-centered care and the opportunities that will result for our company.

NRC clearly anticipated this trend. In some cases we have been ahead of the market. One example is our Doctor Guide which tested individual physician level report cards back in 2000. Technically we demonstrated it could be done, but not enough financial sponsors could be lined up for a national roll out. Maybe the market is closer to being ready. For other initiatives, timing has been perfect. Our entry into Canada and our focus on H-CAHPS are good examples, as was our acquisition of the Picker Institute. We will not always be perfect regarding market timing, but if we are to err, I hope it’s always on the side of being early rather than late, albeit within the constraints of financial discipline

From a bottom up perspective, the micro activities we have or are putting in place to capitalize on the transparency movement are several. One I mentioned was our entry into Canada where we are in a clear leadership position working with approximately 60% of all hospitals. The upside given this large installed base will come from cross-selling measurement services for additional patient populations. To this end, we have rolled out several new surveys which are also tied to our improvement products. Our cost structure in Canada is a little high and we anticipate improved margins on what represented 10% of our 2003 consolidated revenues.

Another noticeable activity is sales force expansion. We are proving to ourselves what many other industries know: adding feet on the street increases sales. Sales expansion is ahead of plan with first quarter sales in the United States up 70% over first quarter 2003. This growth was a result of cross-selling additional products to current clients, as well as contracts from new clients for both measurement and improvement services.

In addition, we have a dedicated sales force focused on our high-margin Healthcare Market Guide product, which is on track to increase this product’s contribution to our top and bottom line in 2004. Healthcare Market Guide subscribers number only 300 of the potential 1400 subscribers. With 2003 Healthcare Market Guide revenues of $3 million in comparison to a $14 million market, would suggest material upside for which we are addressing.

We also are on the lookout for new competition and or pricing pressures from current competitors. While to date we have not experienced either, creating even higher barriers to entry was one of the primary reasons we expanded and continue to expand our portfolio of product and services. Bottom line: we want to ensure we have an integrated set of offerings that would be difficult for anyone to duplicate. We also want the best value proposition in the face of whoever may confront us in the future.

To complete my remarks, let me touch on a few other topics on which we are frequently asked by many of you. One is use of our current cash. Our cash balance at the end of the first quarter was around $18 million and should increase to around $22 million by year end. Some of this cash will be used to repurchase shares which we are actively doing. This activity is to maintain our share count as options are issued. This is a minor use of cash given our conservative use of options. In the first quarter, we repurchased 75,000 shares for $1.2 million.

Another use of cash is for acquisitions. Our growth strategy remains the same as it has always been. Acquisitions are a far lower priority than our focus on organic growth. That said, we continue to evaluate organizations that can add to our market position or product offerings at a fair price. When we find such an organization, as we did in Canada, we will act very fast. At least today, however, we have nothing in play that would materially commit our cash on hand.

As an aside, we are contacted periodically by organizations that would like to acquire us. We have elected not to pursue those inquiries. We have also discussed a cash dividend and elected not to go that direction.

So how do we use our cash? We may use a small portion to pay off the 8.25% mortgage on our building. We will also continue to repurchase our stock. The balance of cash we plan on saving to fund opportunities that we believe will present themselves as the events of transparency unfold.

Another question we are often asked about is public float. Our float is very small which presents a problem for a few that follow our story. While we understand that, I see no way we can materially increase float that would not either 1) dilute earnings by offering new shares when, at least as of today, we have no justifiable use for the additional cash, or 2) by selling the majority of my personal holdings. I do plan on selling 200,000 or so of the 4.8 million shares I hold to meet a personal obligation, however, this will only marginally increase float and I have no interest in materially reducing my position, especially given the company’s prospects over the coming years.

Finally, and perhaps the most important is the question, is what metrics can we provide that will allow you to follow our progress. We have taken a hard look at what metrics other companies use, as well as information we currently use internally. From this review, we selected a handful of metrics that may prove helpful. The metrics that are most relevant to the questions you ask are 1) total contract value; 2) cross selling to current clients or account penetration given our expanded product portfolio; 3) renewal rates and 4) measures of market size for specific segments such as H-CAHPS. We are now in the process of finalizing this set and will report our baseline for the most meaningful metrics to you during our next call.

I would like to thank you for the time permitted to comment on some questions being posed to us outside of the topics we routinely cover during our quarterly calls. For those that have asked, I hope I have provided you with our perspective.

I would now open the call for questions on any topic.